Exhibit 99.2

Scientific-Atlanta, Inc. Fiscal Year 2004 / Second Quarter

Earnings Conference Call Transcript

Operator

Good evening, ladies and gentlemen and welcome to the Scientific-Atlanta fiscal year 2004 second quarter conference call. At this time, all participants have been placed on a listen-only mode and we will open the floor for your questions and comments following the presentation. It’s now my pleasure to turn the floor over to your host, Tom Robey. Sir, the floor is yours.

Tom Robey - Scientific-Atlanta Inc. – Vice President, Investor Relations

Thank you. With me this evening are:

•	Jim McDonald, Chairman, President and Chief Executive Officer

•	Wally Haislip, Senior Vice-President, Finance and Operations

•	Julian Eidson, Senior Vice-President and Chief Financial Officer

•	Allen Ecker, Corporate Executive Vice-President

•	Michael Harney, Corporate Senior Vice-President & President of our Subscriber business, and

•	Dwight Duke, Corporate Senior Vice-President and President of our Transmission Network Systems business

Before we begin our call, I will read the required cautionary statement:

During this conference call we are likely to discuss certain subjects that will contain forward-looking statements. I caution you that any forward-looking statements made by the company are not guarantees of future performance and that a variety of factors could cause the company’s actual results and experience to differ materially from the anticipated or projected results which the company may discuss on this conference call.

Please be advised that a detailed listing of cautionary statements is available to you in our most recently filed 10-Q for the fiscal quarter ended October 3, 2003.

The content of this webcast contains time-sensitive information that is accurate only as of the date of the live broadcast, January 22, 2004. Any redistribution, retransmission, or rebroadcast of this presentation in any form without express written consent of Scientific-Atlanta is prohibited.

Please note that we plan to furnish a copy of today’s earnings press release and a transcript of this conference call to the SEC on Form 8-K within five business days. Note also that our prepared comments will be available on our web site at www.scientificatlanta.com/investors promptly following this conference call.

Jim,

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Good evening and thank you for joining us. Tonight, we’re pleased to announce the results of another good quarter. Sales were $417 million, and earnings were $0.33 per share. In the quarter, we continued to focus on on-demand television both at the network level and the device level, high-definition television, and technologies that enhance the capacity and capabilities of our customers’ infrastructure. It was a good quarter for both subscriber products and transmission products.

Tonight Wally Haislip will review the financial and operational results for the quarter; following which, Michael Harney will discuss our subscriber products, and Dwight Duke will discuss transmission and satellite products. As usual, we’ll all be available at the end of the call to answer any questions you might have.

Wally,

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

Thanks, Jim. Prior to discussing the quarter, I want to point out a couple of items that may assist you in understanding our results.

Last year’s results include the effects of a settlement with German cable operator “ish”. In conjunction with that settlement, we recorded $4.4 million of sales and $10.9 million of termination expenses and write-offs, which resulted in a net pre-tax charge of $6.5 million. We also removed $19.0 million in orders from the backlog related to ish.

In the second quarter of fiscal year 2004, we recorded other income of $6.8 million from the sale of shares of Kabelnetz NRW Limited, which had been received as a part of the settlement with ish. Also in the second quarter of fiscal year 2004, we recorded a charge of $6.1 million from a settlement with ViaSat, Inc. related to the sale of our satellite networks business in April, 2000.

Now, turning to bookings,

In our second quarter, bookings were $460 million, an increase of $127 million, or 38 percent from last year, and an increase of $99 million, or 27 percent from last quarter.

Bookings of subscriber products were $347 million, an increase of 40 percent from last year and an increase of 41 percent sequentially. The increases – both year-to-year and sequential – were driven primarily by orders for our Explorer® 8000 set-top from the majority of our MSO customers in North America. In the quarter, we received a substantial order from Time Warner Cable for deliveries over a nine month period. In conformance with our bookings policy, we booked that portion of the order scheduled for delivery in our third and fourth fiscal quarters.

Because there is considerable cross-over between satellite products and certain transmission products as a result of the BarcoNet acquisition, and because bookings and sales of our satellite products have been consistently less than five percent of company totals, we will categorize satellite products as transmission products going forward. Second quarter transmission product bookings, including satellite products, were $114 million, an increase of 34 percent from last year but a slight decline sequentially.

International bookings of $95 million were up 76 percent from last year and 42 percent from last quarter. Compared with both prior periods, international orders for subscriber products increased significantly. As discussed previously, we de-booked $19.0 million of orders from German cable operator ish in last year’s second quarter.

Bookings for the first half of fiscal year 2004 were $822 million, a 31 percent increase from the first half of last year. In the first half of this year, subscriber product bookings were $593 million, and transmission product bookings, including satellite products, were $229 million. Sales of both subscriber and transmission products increased 31 percent compared with last year. [Note: Bookings, not Sales, of both subscriber and transmission products increased 31 percent compared with last year.]

Backlog of $405 million was up six percent from last year and 12 percent sequentially. The backlog contains orders for approximately one million Explorer digital set-tops, including more than 350 thousand Explorer 8000 set-tops.

Second quarter sales of $417 million increased 18 percent from last year and five percent from last quarter. As previously noted, we recognized $4.4 million of sales from a termination agreement in connection with the ish settlement in the year-ago quarter.

Sales of subscriber products were $296 million, a 29 percent increase from last year, and a seven percent increase from last quarter. Included in second quarter sales were shipments of 958 thousand Explorer digital set-tops, a slight increase from the first quarter’s shipments of 940 thousand units, and a 19 percent increase from last year.

In addition, we shipped 226 thousand WebSTAR™ cable modems, a 19 percent increase compared to last year’s second quarter, but a 22 percent sequential decline. Cumulatively, we have shipped more than two million cable modems.

Sales of transmission products were $120 million, down slightly compared to last year, but flat compared to last quarter. Compared to last quarter, sales of traditional transmission products were up slightly, and sales of satellite products declined.

Sales outside the United States were $91 million, a 21 percent increase from last year, and a 12 percent increase from last quarter. Sales to customers in Canada more than doubled from last year’s second quarter. Compared with last quarter, sales in Canada increased substantially, and Latin American sales increased 40 percent from a very small base.

Sales for the first half of fiscal year 2004 were $812 million, a 22 percent increase from the first half of last year. The book-to-bill ratio for the first half was slightly greater than one. Subscriber product sales were $572 million in this year’s first half, up 35 percent from last year. Sales of transmission products were $240 million in the first half, flat with last year.

Gross margin in the second quarter was 37.8 percent of sales, an increase of 620 basis points from last year, and a 60 basis point increase from last quarter’s gross margin. The sequential increase was due to favorable margins for transmission products and an increase in the sales of subscriber digital headend products, which together more than offset the mix shift toward newer Explorer 8000 products. The favorable margins for transmission products resulted from continued consolidation of the BarcoNet and former Arris product lines into Scientific-Atlanta’s Juarez, Mexico factory and a favorable mix of transmission products. [Note: The contribution to favorable margins for transmission products from the Arris product lines resulted from material cost reductions not from consolidation into Scientific-Atlanta’s Juarez, Mexico factory.] The increase from last year was due to continued product designs and improvements in the effectiveness of procurement and the efficiency of manufacturing. Note that the ish settlement reduced gross margin by 230 basis points in last year’s second quarter.

Operating expenses of $85 million in the second quarter declined approximately $3 million from last year but increased slightly from last quarter. In the year-ago quarter, operating expenses included a pre-tax charge of $3 million related to restructuring.

Research and development expenses were $36 million, down slightly compared with the preceding year, but up slightly on a sequential basis. SG&A expenses were $48 million, flat with both last year and last quarter.

Other income in the second quarter of fiscal year 2004 of $2.2 million included a $6.8 million gain from the sale of shares of Kabelnetz NRW Limited, gains of $0.5 million from the sale of certain other investments, and a charge of $6.1 million related to the ViaSat settlement. The company reached an agreement with ViaSat related to the indemnification for costs claimed by ViaSat to have been incurred for customer and contract obligations and assets acquired in connection with the acquisition of our satellite networks business in April, 2000. Under the terms of the settlement agreement, Scientific-Atlanta paid ViaSat $9.0 million in cash, and the parties agreed to jointly dismiss the litigation.

Other expense of $6.6 million in the second quarter of last year consisted primarily of $6.5 million associated with the mark-to-market adjustment of certain equity investments.

Earnings in the second quarter were $51 million, or $0.33 per share. Compared with the same period of last year, earnings increased $36 million, or 238 percent. On a sequential basis, reported earnings increased by $8 million, or 20 percent. Note that, in last year’s second quarter, earnings included after-tax charges of $10 million, or $0.06 per share, related to the termination charges and write-offs resulting from the ish settlement, the mark-to-market adjustment of various equity investments, and restructuring expenses.

The effective tax rate for the quarter was 35.25 percent.

Our cash and short-term investments increased by $71 million sequentially to one billion ninety-seven million dollars ($1.097 billion).

On a sequential basis, accounts receivable increased by $48 million, related to the increased sales and the timing of shipments during the quarter. DSO increased by 3 days to 45 days. Inventory turns improved to 8.2 turns.

In the second quarter, cash provided by operating activities was $78 million.

That completes my summary of financial and operating results in the quarter.

Next, Michael Harney will discuss subscriber products.

Michael Harney - Scientific-Atlanta Inc. - Senior Vice President; President, Subscriber Networks

Thanks, Wally.

Subscriber had a very good quarter. Tonight I want to cover four topics: on-demand television, high-definition television, international, and our data products business, which includes voice products.

We believe that both digital video recorders and network-based on-demand services will be significant competitive offerings for our customers. We now have systems in which daily on-demand traffic rates regularly exceed 100,000 on weekends. In the quarter, a number of operators, led by Comcast, extended their video-on-demand and subscription video-on-demand deployments to new markets. Also in the quarter, Cablevision launched high-definition video-on-demand services, thus providing another degree of differentiation from satellite offerings.

In the second quarter, we saw acceleration in demand for products that have digital video recording functionality. We shipped 260,000 Explorer 8000 set-tops, a sequential increase of 47 percent. To date, we have shipped 824,000 Explorer 8000 set-tops.

During the second quarter, DVR services delivered by our Explorer 8000 products were launched in many significant markets. By the end of the quarter, Explorer 8000 products were available to approximately 75 percent of basic subscribers in Scientific-Atlanta systems in North America.

Most of our customers in North America have now launched DVR services with our Explorer 8000 products in some or all of their Scientific-Atlanta markets. Time Warner Cable and Bright House Networks have launched the service in all of their Scientific-Atlanta markets. At year-end, Cox Communications had DVR service available in eight systems, which together serve more than two million basic subscribers. Comcast, which launched DVR service in its Scientific-Atlanta systems in the second quarter, reported strong consumer demand. In their Naples FL system, four percent of digital subscribers upgraded to DVR service in the first month of availability. In addition, both Charter and Adelphia launched DVR service with the Explorer 8000 product in the quarter.

We believe that the Explorer 8000 product is a very significant competitive offering for our customers. Our two-tuner Explorer 8000 set-top allows cable subscribers to record one program while watching another program or to record two programs simultaneously while watching a third which had been recorded earlier.

DirecTV and EchoStar have been very successful with their DVR offerings. DirecTV recently reported a record quarter for net subscriber additions, and various analyst and media publications reported shortages of their two-tuner TiVo product in some cities. EchoStar, which already has more than one million DVR subscribers, also has a two-tuner DVR product available.

Scientific-Atlanta continues to enhance its lead in DVR products for the cable industry. In the quarter, we began shipments of our second generation DVR product, the Explorer 8000 high definition set-top, which we believe is the first two-tuner high-definition DVR product for cable. Included in the 260 thousand DVR units we shipped in the quarter were ten thousand Explorer 8000 high definition set-tops.

At the 2004 International Consumer Electronics Show earlier this month in Las Vegas, we highlighted our third generation DVR product, the Explorer 8300 Multi-Room™ DVR solution. This set-top can enable up to three other televisions with Explorer digital set-tops in the home to access and play back previously recorded programs. We believe that this product can enable our MSO customers to extend the DVR experience throughout their subscribers’ homes, and enable each family member to watch what they want, when they want it, and where they want it. Our Explorer 8300 Multi-Room solution will be available in the fourth fiscal quarter.

Like DVR, high-definition products experienced accelerated demand in the second quarter. Including the ten thousand Explorer 8000HD set-tops mentioned above, we shipped 101,000 high-definition set-tops, a sequential increase of 69 percent.

The strong demand for high-definition set-tops is consistent with increases in demand for high-definition televisions and greater availability of high-definition programming. The Consumer Electronics Association announced that factory-to-dealer digital television sales totaled 640 thousand units in December, up 58 percent from last June. High-definition programming is now available over cable in 96 of the top 100 markets, and a number of operators, including Cablevision, have more than ten channels available.

International. In the second quarter, we received our first significant order for digital set-tops in Japan. We have been a major supplier of analog set-tops to the Japanese market for a number of years. A version of the Explorer interactive digital set-top, which includes a user interface designed specifically for the Japanese market, will enable high-definition digital video services. The product will be available for shipment in fourth fiscal quarter.

Voice over IP represents a significant growth opportunity for our customers. Customer interest has increased, as evidenced by Time Warner Cable’s agreement with Sprint and MCI. At the

Consumer Electronics Show earlier this month, we highlighted our WebSTAR DPX2203 cable modem with embedded media terminal adapter (EMTA), which allows cable operators to offer advanced telephony and high-speed data services from one device.

Now I’ll turn it over to Dwight.

Dwight Duke - Scientific-Atlanta Inc. - Senior Vice President; President, Transmission Network Systems

Thanks, Michael.

Overall, Transmission had a good quarter. Gross margins improved compared to both last quarter and last year. We had a favorable product mix this quarter, and we benefited from further consolidation of the BarcoNet and former Arris product lines into our Juarez, Mexico factory. Our transmission business continues to be stable with consistent sales to Comcast and a moderate improvement in sales to other U.S. MSOs.

We continue to focus on technologies that enable the capacity and capabilities of our customers’ infrastructure. Tonight I’ll outline a few of these approaches, and then I will give you update on some projects outside of North America.

It is clear that bandwidth is becoming a constraint in some systems. The offering of increasing numbers of high-definition channels, coupled with on-demand services, higher-bandwidth data services, and voice services will increase the pressure on systems to enhance their bandwidth. This demand for bandwidth can be met by a variety of means, most of which are nonconstruction-intensive.

We believe that the conversion of analog channels to digital can be an effective means of recapturing bandwidth. In addition to digital headend products for Explorer networks, Scientific-Atlanta offers an extensive digital headend portfolio that supports a variety of conditional access systems. The portfolio includes advanced digital encoding, transcoding, and digital program insertion technologies. We continue to invest R&D resources in these areas.

Effective network and element management have become important tools for cable operators, as they strive to enhance customer satisfaction while controlling their operating costs. Scientific-Atlanta recently introduced its new element management product platform, ROSA EM. The platform provides monitoring and protocol translation for a wide variety of headend and hub equipment into a single standards-based IP stream for client display.

Deployment of network-based on-demand video services continues to be strong, creating demand for digital transport and QAM modulators. Reflective of increased digital set-top penetration and overall consumer demand for on-demand services, 10 gigabit transport links have become the transmission medium for on-demand services. Sale of QAM modulators were relatively strong; in the quarter, we shipped over 91,000 QAM streams in both Scientific-Atlanta and non-Scientific-Atlanta subscriber systems.

Last quarter we announced the further enhancement of our Prisma IP transport system with expanded SONET capabilities. These new cards maximize the use of available bandwidth by removing the inefficiencies of channeling the services and putting Ethernet over SONET. This solution increases usable network capacity by up to 60 percent compared to current SONET network performance. These new capabilities greatly expand the market opportunity for Prisma IP by enabling more efficient interconnection with regional and national SONET networks.

Cable operators are starting to embrace commercial services as a natural extension of their high-speed data service offerings. They are beginning to target Small-to-Medium business enterprises (SME) for a full range of TDM and Internet access applications. This market segment is especially attractive to MSOs since these businesses spend an estimated $60 billion annually for voice and data communications services.

Our commercial services product portfolio continues to gain traction with MSOs. The portfolio includes both coaxial-based and optical-based products designed for the SME market. This past quarter we completed our second field trial of BroadLan™ system, successfully carrying T-1 traffic. Taking advantage of existing coax infrastructure, the BroadLan enables MSOs to provide commercial customers with highly reliable TDM and IP services. BroadLan is scheduled for commercial availability in the fourth fiscal quarter.

We are pleased to announce that Cox Communications has completed successful evaluation and trials of Scientific-Atlanta’s Prisma IP multi-service digital transport system as a solution to supply ring-based fiber Metro Access applications to its commercial business customers. A Prisma IP network can be utilized by Cox to more efficiently and seamlessly deliver video, data, and voice services on a single network. Cox Communications has deployed Prisma IP platforms in seven markets. The use of a single platform simplifies delivery of services, and protects investment in installed equipment, saving time and money.

In markets outside of North America, the deployment of DVB networks continues to create digital headend opportunities with cable television operators, terrestrial digital television broadcasters and digital video satellite operators. Scientific-Atlanta signed a contract with Sirti for a system that will be part of the Rai Way Digital Terrestrial Television project. RaiWay is the company that manages the network for RAI, the national public broadcaster in Italy. The system will distribute programs for both RAI’s DTH European satellite programs and RAI’s two national Digital Terrestrial bouquets. The first transmissions begins in Italy on January 3rd.

Scientific Atlanta will participate in a trial of wireless extensions to the HFC network with KDG in Germany. This technology can help KDG improve the speed of their two-way upgrade for the last 300 meters of their network and offer high-speed data services to their subscribers. The trial is scheduled for the Summer of 2004 in Munich.

Jim, back to you.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Thanks, Dwight.

In summary, we have remained focused on a strategy to address some of the most significant competitive and technical challenges that our customers face in delivering video, data and voice services, and we are focused on extending the capabilities and capacity of their infrastructure. The strong performance of both subscriber products and transmission products this quarter provides evidence that our strategy is working.

Now we’ll be pleased to take your questions.

Operator

Thank you. Ladies and gentlemen, the floor is now open for questions. If you have any questions or comments, please press the numbers 1 followed by 4 on your touchtone phone at this time. Pressing 1 4 a second time will remove you from the queue should your question already be answered. Lastly, we do ask while posing a question, that you please pick up your handset if listening on speakerphone for optimum sound quality. Please hold while we pose for questions. Thank you.

The first question is coming from Alan Bezoza. Please state your affiliation, then pose your question.

Alan Bezoza - Friedman, Billings & Ramsey - Analyst

Yeah, hi. From Friedman Billings. Can you hear okay guys? Great. Congratulations on the phenomenal quarter. You seem to continue to do well on the gross margin. I want to start my question. You continue to beat people on the gross margin level and I’m trying to get a sense you know how the pricing will come in versus you’re lowering costs at the same time. One of the things you’ve always said is that there is lower margin for the PVR boxes. Where is that today on the standard definition and also on the high definition version? And where you think that will go? Give us a ballpark. I don’t think it can be that low given the ASPs.

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

I would indicate that the DVR product still continues certainly to be both below the company average as well as below the average for standard set top boxes. But they have improved significantly over the last six quarters that we have been talking to you about it. But I would caution you that in our explanation that we gave of margin improvement this quarter, we indicated the fact that when we shift the mix significantly from 177,000 DVR boxes last quarter to 260,000 this quarter, set top margins did decline, consistent with that mix change.

But that we had some uplift both from subscriber headend increase in sales as well as some significant improvements in transmission margins as we continue to consolidate into our Juarez, Mexico factory. And especially related to products that had previously been manufactured outside the company such as the Barco boards as well as the Arris products. [Note: The contribution to favorable margins for transmission products from the Arris product lines resulted from material cost reductions not from consolidation into Scientific-Atlanta’s Juarez, Mexico factory.]

The lift this quarter came from transmission as well as the significant improvement in mix of products in both transmission and the subscriber headend products we had margins that had fairly large variations and this quarter we had a very favorable product mix in transmission and we got a very favorable product mix in subscriber headend as well. Those more than offset the decline. I would indicate to you, though, we had made significant improvement in the improving the margins of DVR, but they are still below the average.

Alan Bezoza - Friedman, Billings & Ramsey - Analyst

And where do you see the margins going forward the next couple quarters? You continue to say around 35%, but is that too low?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

I think to really give you a specific percentage. I think we will attempt to do this time what we did last time which clearly is to keep intense focus on reducing the cost of the product so we can make it available to our customer at declining prices over time where they will drive more and more volume. Of course our objective is to continue to drive this to make it the main line product.

Alan Bezoza - Friedman, Billings & Ramsey - Analyst

Okay. Then on that question, where have the ASPs gone on the higher end products either on aggregate or separately and where do you see them going in the next four quarters?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

On the high end products compared to last year, especially in the 8000 product, prices have declined more than 10% versus last year.

Alan Bezoza - Friedman, Billings & Ramsey - Analyst

Where do you see them in the next four quarters? Another 10% decline?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

We don’t give forecasts but we would expect those prices would continue to decline.

James McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

At times in volume because one of the big leverage points in reducing cost is volume.

Alan Bezoza - Friedman, Billings & Ramsey - Analyst

And my last question is on the customer base, where do you — where had the customers come out this quarter, 10% customers and where was Cablevision in the quarter?

James McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

Four of them. Wally will give them to you.

Wallace Haislip - Scientific-Atlanta Inc. - Senior VP - Finance and Operations

We had four this quarter. For the last several quarters we have had 10% customers which include Time Warner, Cablevision and Comcast and they are also 10% customers this quarter in addition Cox was the 10% or greater than 10% customer for the quarter as well.

Alan Bezoza - Friedman, Billings & Ramsey - Analyst

Could you rank them for us in the order?

Wallace Haislip - Scientific-Atlanta Inc. - Senior VP - Finance and Operations

We have not done that in the past and we would prefer not to rank them in the order.

James McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

They are all very good customers.

Alan Bezoza - Friedman, Billings & Ramsey - Analyst

All right. Thanks, guys. Good quarter.

Operator

Thank you. Our next question is coming from Daryl Armstrong. Please state your affiliation and pose your question.

Daryl Armstrong - Smith Barney Group - Analyst

It’s Daryl Armstrong with Smith Barney. First, a house keeping question. Could you let me know what the impact of foreign currency translation what that was on revenues for this quarter and then I have a follow-up.

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

With regard to foreign currency translation, we obviously do ship products in Europe and do sell in the Euro and that had a slight favorability. I don’t know the exact number but I would tell you it was not a significant impact in the quarter. By significant, I would say it had less than $5 million impact.

Daryl Armstrong - Smith Barney Group - Analyst

Great. And then I was wondering if you could touch more on market opportunity in Japan. Sort of the scope of the opportunity there. And if you think there are additional markets within Asia-Pac region that are prime for your digital set tops.

James McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

We’ll let Michael do that.

Michael Harney - Scientific-Atlanta Inc. - Senior VP, President Subscriber Networks

I would characterize Japan as we are just getting started and this is the first order. We purposely didn’t announce who it was because we aren’t in a position to announce who it was. This is essentially one of a handful of customers that are in Japan. They have not transitioned in cable yet to digital. So it’s all upside business for us.

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

The only thing I would add to that comment, excuse me, would be the fact that we have indicated in the last few quarters that we had significant quote activity going on in Japan and this is hopefully for us the initial starting fruition associated with those quotations.

James McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

As Michael made in his comments, Japan is a significant market for us for a long time and they are just now transitions from analog to digital. So we would expect to be a pretty good digital market for us.

Daryl Armstrong - Smith Barney Group - Analyst

Great. Congratulations on the quarter as well.

James McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

Thank you.

Operator

Thank you. Next question is coming from Jason Ader.

Jason Ader - Thomas Weisel Partners - Analyst

Thomas Wiesel Partners. Hello everyone. I wanted to do a couple of things. Last few quarters you given the DVR book to bill. Could you give that to us again?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

We have not actually given the DVR book to bill, but we have indicated the direction I think the last couple of quarters we have said that the book to bill was significantly greater than one and this quarter it was also significantly greater than one.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

I think we gave you a couple pieces you can almost put it together. There was 350,000 in backlog and we told you we shipped 260.

Jason Ader - Thomas Weisel Partners - Analyst

And the backlog is for –

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

for six months.

Jason Ader - Thomas Weisel Partners - Analyst

Six months, okay. And the next question I have is, I noticed that actually on Cox’s website right now that Tucson is changing from Motorola to Scientific-Atlanta. And the whole kind of Q&A on there of why are you making the change and all the other stuff. For the customer base there. Do you expect that other markets, maybe not Cox but in general, do you expect this could be some kind of a trend? And, also, technically what’s involved? If you could spend 30 seconds.

James McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

I will let Michael answer what’s technically involved. Answering the first part of the question would be a forecast and we’d rather not go there. In this case, they swapped out the whole system, I believe.

Michael Harney - Scientific-Atlanta Inc. - Senior VP, President Subscriber Networks

They are in the process of doing a complete swap out.

Jason Ader - Thomas Weisel Partners - Analyst

This is not an overlay at all?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

They are taking them out.

Michael Harney - Scientific-Atlanta Inc. - Senior VP, President Subscriber Networks

It’s a swap out. There are a number of ways if a customer wants to make a change to effectively make that change. This particular one is one that they will do very quickly over just a few months.

If customers want to do something over a period of a few years they can do that as well. And many of these customers have Scientific-Atlanta sites and then they have other sites. What they tend to do and I’m sure what Cox will do is take those assets and use them somewhere else in their networks.

Jason Ader - Thomas Weisel Partners - Analyst

Okay. So it’s going to be an operator by operator basis and system by system basis that we shouldn’t necessarily extrapolate here some kind of a trend.

James McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

Think you have to look at it system by system.

Jason Ader - Thomas Weisel Partners - Analyst

Last question, Wally, you have a lot of cash right now, over $1 billion. What are you thinking about there? At some point earning, I think, 1.5%, I know it’s probably makes you all a little uncomfortable earning 1.5% on that.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

One of the things you have to think about is we have been through phases in the market. We went through analog phases, advanced analog phases and digital phases. We are in this on-demand phase and HDTV phase. Obviously as you start to put hard drives and storage in customer’s houses it opens up a lot of avenues of opportunities.

We obviously would like to find ways to spend the cash on future opportunities. We have historically consolidated out players — because we can put them into our manufacturing facilities and get economies to scale and sales distribution administration. But obviously we believe as we continue to take advantages of both silicon and storage technology this thing is going to open up a number of new market areas for us to investigate spending the cash.

Jason Ader - Thomas Weisel Partners - Analyst

Okay. Good luck. Thanks.

Operator

Our next question is from Rich Church. Announce your affiliation and pose your question.

Rich Church - Wachovia Securities - Analyst

Wachovia Securities. Couple of quick questions. Following up on the gross margin question. Wally, could you give a little color —

Wallace Haislip - Scientific-Atlanta Inc. - Senior VP - Finance and Operations

Could you speak up a little bit?

Rich Church - Wachovia Securities - Analyst

Can you hear me better now?

Wallace Haislip - Scientific-Atlanta Inc. - Senior VP - Finance and Operations

Yes.

Rich Church - Wachovia Securities - Analyst

On the gross margin question, can you give us some color on the headend sales of the quarter. You mentioned that had driven some of the margin improvement and is that a sustainable trend going forward.

Wallace Haislip - Scientific-Atlanta Inc. - Senior VP - Finance and Operations

The size of the headend subscriber head-end business is not huge. As VOD demand increases, obviously inside the headends we ship both multi-QAM and the new giga-QAM products that are utilized in the expansion of VOD capability. And as customers continue to look at that as an opportunity to improve their systems and enhance their revenue streams, they place orders with us. That’s what happened this particular quarter.

Rich Church - Wachovia Securities - Analyst

Okay. And looking at the WebSTAR line, it was down a little bit sequentially. What are your thoughts just in general on CMTS and the voice product? Do you think this could become a significant contributor?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Well, I will answer the CMTS question. We obviously looked at a lot but most we look at the R&D is greater than the revenue. So, we haven’t found it to be an attractive market yet. We continue to look at that and other markets and I will let Dwight make a few comments.

Dwight Duke - Scientific-Atlanta Inc. - Senior VP, President Transmission Network Systems

We continue to look at the network-based technology that drives voice and we continue to look at the segments to see where we can get math to work from an investment standpoint and we will continue to look at that.

Rich Church - Wachovia Securities - Analyst

Thanks a lot. Nice quarter.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

So far they haven’t looked very good.

Operator

Our next question is coming from Greg Messniaef.

Greg Messniaef - Credit Lyonnais - Analyst

Yeah. Thank you. Credit Lyonnais Securities. Let me also add my congratulations on a great quarter. On the question of the Explorers, clearly the numbers that you put up this quarter are far more impressive in the high-end, the 8000 and the high def for both PVR and non PVR. And I guess the assumption here is the low end of the Explorer line seems to be declining. Clearly, Time Warner with the contract you just talked about is focused on the high end these days. And I guess my question is, is Cablevision in a sense waiting for a customized version of a PVR platform for them without a conditional access system? And, could you give us some color on that?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

I think it would be — obviously the product we shipped to Cablevision today is the primarily the 4200 which has embedded DOCSIS cable modem. When you look at that from a set top standpoint, what you find is you need a tuner for the DOCSIS modem and provide the functionality to be able to watch and record simultaneously you need a three tuner box. So, it does require a little bit of a different design and of course the other part is they are rapidly moving up in their digital penetration. For the customers like Time Warner that are about at 40% already, you would see them moving much more to the higher end products in Cablevision as they continue to move up that digital penetration. I don’t want to put words in Cablevision or

Cablevision’s thought, but you expect they will move to the DVR. They have made public statements they will do that.

Greg Messniaef - Credit Lyonnais - Analyst

It’s fair to assume that at some point there will be a new Explorer model number assigned to them in the high end?

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Yes, I think it’s fair to assume we will give them a DVR version of this thing.

Greg Messniaef - Credit Lyonnais - Analyst

Gotcha. Just one more follow-up question on the transmission — numbers you gave us. The organic ones without the satellite now being thrown in that they were up sequentially. How much of that was a function of our — of the old Arris product line being deployed at AT&T for their final, you know, upgrade of their infrastructure?

Wallace Haislip - Scientific-Atlanta Inc. - Senior VP - Finance and Operations

We have indicated in the past that it is — we have not indicated the amount as we purchased this business, it was contributing about $15 million a quarter. We have not indicated since we have purchased them what the content other than to indicate that it was a very significant move for us, especially in order to service Comcast and that Comcast continues to be as we indicated our number one transmission customer. So it has been accretive to us every quarter and it is a significant part of our overall Comcast strategy.

Dwight Duke - Scientific-Atlanta Inc. - Senior Vice President; President, Transmission Network Systems

We were definitely pleased with the progress we are making on our overall optics business.

Greg Messniaef - Credit Lyonnais - Analyst

Thank you. Congratulations once again.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Thank you.

Operator

Thank you. The next question is from Steve Kamman. Announce your affiliation and pose your question.

Steve Kamman - CIBC World Markets - Analyst

CIBC World Markets. Most of my questions have been asked. Cisco announced a move into gigabit ethernet on the transmission side a couple weeks ago. And just tried to see if you are seeing further evidence of them sort of sniffing around on that side of the market and what your thoughts are there.

Dwight Duke - Scientific-Atlanta Inc. - Senior Vice President; President, Transmission Network Systems

Obviously they are snooping around because they developed a product. We were obviously as you go into that QAM arena there are four or five competitors there already. Cisco is going to join them and we will have to see how it shakes out competitively.

Steve Kamman - CIBC World Markets - Analyst

Other question, Time Warner, you said you shipped — signed a nine month contract and shipped a fair amount this quarter. Any sense on what we have left? Obviously not looking for necessarily a hard number. Is the bulk of the contract through? Or are we looking for more ahead?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

We continuously negotiate every six to nine months with Time Warner to extend that contract and this is an example of that happening. Time Warner continues to roll out its product, both especially at the high end and we take it one negotiation at a time. But the level of their rollout as Michael indicated in his presentation, they have expanded 8000 capability in all of their Scientific-Atlanta systems and in Time Warner’s most recent announcement, they have indicated that they are very pleased with the product and very pleased with the service that is being offered to their customers.

Steve Kamman - CIBC World Markets - Analyst

Thanks very much.

Operator

Thank you. Our next question is from Monica Gould. Announce your affiliation and pose your question.

Monica Gould - Credit Suisse First Boston - Analyst

Credit Suisse First Boston. First I was wondering if you could comment again on the gross margin. The improvement that you saw from the consolidation, I’m wondering if that will continue in any future quarters, or have you seen the bulk of that improvement? Then again also should we see any further improvement in transmission margins from this quarter on? Then going back to the improvement you saw in book-to-bill on the subscriber side particularly in the set tops, is that a function of the Japan order? I’m wondering if you could provide a little commentary on that.

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

Let me answer the second one first. Wally can answer the other. One of the ways you have to think about this is that we obviously as we said we have foreign customers that are 10% of our sales. These things don’t necessarily get negotiated every quarter. One of the better ways to think about this thing is to think about it over a six or 12 month period and that’s one of the reasons we in the presentation basically went through the six-month period. Because you see that the orders in a given customer may or may not happen every quarter. Shipments usually are a lot more consistent than the booking side of this thing. So, I think if you look at Japan relative to the total bookings, it wasn’t a huge number.

Wallace Haislip - Scientific-Atlanta Inc. – Senior Vice President-Finance and Operations

With regard to the consolidation and the improvement in margins that have resulted, I think if you look at what we have done over the last year, in addition to the BarcoNet and the Arris products that — for which the boards were being stuffed outside and we have now brought that board stuffing inside Juarez and received significant improvement, we have also gone through a consolidation product process of some of our optical products into Juarez as well as some of our satellite or media networks products into Juarez as well. I would indicate that we still — we strive every quarter to improve the productivity in Juarez, but with regard to the consolidation process, that is nearly complete. [Note: The contribution to favorable margins for transmission products during the second quarter fiscal year 2004 from the Arris product lines resulted from material cost reductions not from consolidation into Scientific-Atlanta’s Juarez, Mexico factory.]

Monica Gould - Credit Suisse First Boston – Analyst

And as far as — therefore we shouldn’t look for much of an improvement on transmission margins in particular? I mean, they will be small improvements here and there but nothing quite as large?

Wallace Haislip - Scientific-Atlanta Inc. – Senior Vice President-Finance and Operations

Depend on productivity improvements and redesigns of products as we go forth. As well as was indicated this quarter in the transmission products there is a very wide range of margins that can have an impact. And this particular quarter we benefited from the fact that some of the margin — the mix of products was extremely favorable to us. And that mix changes every quarter. So I think that depending on the mix, we could see some improvement for the most part if you look at what we have to do going forward is continually redesign products and look for productivity improvements in the factory.

Monica Gould - Credit Suisse First Boston – Analyst

Can you give us a sense of what particular products were stronger this quarter in that mix?

Wallace Haislip - Scientific-Atlanta Inc. – Senior Vice President-Finance and Operations

The access products were strong during the quarter.

Monica Gould - Credit Suisse First Boston – Analyst

I’m sorry?

Wallace Haislip - Scientific-Atlanta Inc. – Senior Vice President-Finance and Operations

Yes, the access products. RF and optic products, okay?

Monica Gould - Credit Suisse First Boston – Analyst

Okay. Thank you very much.

Operator

Our next question is coming from Rob Sanderson. Please state your affiliation and pose your question.

Rob Sanderson - American Technology Research – Analyst

It’s American Technology Research. A couple of things. In the past, you have given us sort of a percentage of high end boxes which included DOCSIS. Would you give us that again for compare reasons?

Wallace Haislip - Scientific-Atlanta Inc. – Senior VP – Finance and Operations

We won’t give you the exact number but I will tell you again this quarter that number exceeded 50% of the total boxes shipped.

Rob Sanderson - American Technology Research – Analyst

And one of the things you mentioned —.

Wallace Haislip - Scientific-Atlanta Inc. – Senior VP – Finance and Operations

That is defined as the DOCSIS 4000 series of boxes, the 8000s as well as the HDTV products.

Rob Sanderson - American Technology Research – Analyst

Right. Gotcha. Could you just repeat what the international orders were this quarter and last? I missed that number on the dialogue.

Wallace Haislip - Scientific-Atlanta Inc. – Senior VP – Finance and Operations

The bookings for the quarter for international were $94.7 million.

Rob Sanderson - American Technology Research – Analyst

Was that number you gave us last quarter as well?

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

We tend to give it every quarter.

Rob Sanderson - American Technology Research – Analyst

What — .

Wallace Haislip - Scientific-Atlanta Inc. – Senior VP – Finance and Operations

If we don’t give it, we certainly will give it if you ask for it.

Rob Sanderson - American Technology Research – Analyst

You have the number from last quarter handy?

Wallace Haislip - Scientific-Atlanta Inc. – Senior VP – Finance and Operations

The number from — I will give you the percentage number here that the 94% — 94.7 is a 42% increase over last quarter. [Note: The $94.7 million is a 42% increase over last quarter’s international bookings.]

Rob Sanderson - American Technology Research – Analyst

Okay. Thanks Wally. And then, a question that a lot of people on both the sell side and the buy side are asking, can you remind us on your philosophy toward guidance and I can certainly appreciate going back over the past 2 1/2 years all of the environment we have been through and everything else, but things have changed significantly and you are doing a great job with your order book and things are looking much better. Can you sort of remind us what your philosophy on guidance is sort of predicated on?

Wallace Haislip - Scientific-Atlanta Inc. – Senior VP – Finance and Operations

Well, we certainly have indicated in the past and we still believe despite the fact that the economy does show some recovery, that we are in some significant technological changes and a lot of digital low end to high end. We see activity from an international point of view. There are still a lot of pieces of the cog here and especially given the fact that we see very large volatility in the orders from quarter to quarter, one quarter up, one quarter down. We still believe the environment is sufficient that we do not feel comfortable giving guidance. We will continue to monitor the situation.

Rob Sanderson - American Technology Research – Analyst

Okay. I understand that. Certainly over a 12 month period, and considering going forward really helps even just quarter to quarter for all of us in our jobs, certainly. So something to consider.

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

The other thing to think about is as we roll out things like the DVR, you know, we had to get acceptance across the industry to do it. And I think if you look back at this thing a year ago people were skeptical that anybody would buy these things and now we find out that the majority of the major MSOs have rolled them out and a large part of the system. We had to go through a process in the last year to establish the value to the consumer and the value for the MSO for that product. So a lot of this is in these early stages is kind of market development to obviously we believed in it, but some customers grabbed on to it earlier, some took longer.

Rob Sanderson - American Technology Research – Analyst

Oh, yeah.

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

The other part that obviously is the satellite guys have grabbed on to this tremendously and I think for some of our customers, the important message is, when satellite rolled out digital in June of 1994, the cable industry kind of spotted them the first two or three years of this thing and the reason the satellite guys got almost half of all the digital subscribers is we spotted them a couple year lead.

Well, I think for a lot of customers now, they see the necessity to get out the block early on these things and where you have satellite pushing things like DVRs very heavily, they don’t want to get behind and spot them an early lead like they did last time because they ultimately gave up a lot of market to it. So how fast you can get people to respond to this isn’t always predictable.

Rob Sanderson - American Technology Research – Analyst

Right. And I mean you have done a tremendous job over the past 12 months in getting your customer base to roll out and now passing about what you said, 75% of homes. You have a great order book for it. I think a lot of that is behind you.

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

We were working on it but we hope there is more.

Rob Sanderson - American Technology Research – Analyst

That’s it for me. Thanks, guys.

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

Thank you.

Operator

The next question is coming from Todd Koffman.

Todd Koffman - Raymond James & Associates, Inc. – Analyst

Thank you. Todd Koffman with Raymond James. You mentioned your DVR boxes is now available to 75% of SA systems. I just want to understand that are you suggesting that the DVR you shipped 8 some-odd,000 units and roughly 11,000,000 subscribers currently could call their cable operator and get a S-A DVR box today?

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

Michael will answer that.

Michael Harney - Scientific-Atlanta Inc. – Senior VP, President Subscriber Networks

What we were saying is if you look at the Scientific-Atlanta footprints of all of the Scientific-Atlanta systems and you calculated how many basic subscribers are in those systems in 75% of that aggregated footprint, the customer has actually launched DVR. A subscriber in that footprint could get the DVR service today.

Todd Koffman - Raymond James & Associates, Inc. – Analyst

Wouldn’t that footprint be calculated to 11 million digital subscribers if I did my math correctly?

Michael Harney - Scientific-Atlanta Inc. – Senior VP, President Subscriber Networks

I don’t know how many digital subscribers.

Wallace Haislip - Scientific-Atlanta Inc. – Senior Vice President-Finance and Operations

The first thing is you need to look at the total subscribers because not all the subscribers that are taking it are digital. When we were considering putting this presentation together, Michael and I had several discussions about how to do this calculation and we took a look at percentage of digitals installed, percentage of basic subscribers as well as percentage of homes passed. While the numbers may be slightly different than the 75%, it would still be in that ballpark as a percentage of total digital set tops rolled out as well.

James McDonald - Scientific-Atlanta Inc. – Chairman, President and Chief Executive Officer

I think maybe a better way to look at it is in terms of basic subs that are available to take the service because if you are a sub, you can take the service and that number is in excess of 20 million.

Todd Koffman - Raymond James & Associates, Inc. – Analyst

That’s helpful. Just a quick follow on. With regard to that Japanese digital set top new order that you received, how many basic analog subscribers that Japanese cable operator run? How big is that network today?

Wallace Haislip - Scientific-Atlanta Inc. – Senior Vice President-Finance and Operations

We have not given that information out, but I would tell you that it is a significant number.

James McDonald - Scientific-Atlanta Inc. – Chairman, President and Chief Executive Officer

Gave you the exact number we would be giving you the customer.

Todd Koffman - Raymond James & Associates, Inc. – Analyst

Thank you.

Operator

Our next question is from Anton Wahlman. Please announce your affiliation and pose your question.

Anton Wahlman - Needham & Company – Analyst

It’s Needham & Company. Can you hear me?

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

Sure can, Anton.

Anton Wahlman - Needham & Company – Analyst

On the next generation, 8300 here, just sort of clarifying an earlier question in terms of the three tuner box, isn’t it the case of the third tuner can be tuneable either to DAVIC or a DOCSIS modem as per the customer’s requirements? And if that’s the case, then you can basically ship that hardware design whether it’s Cablevision or any other MSO? Is that the case Michael?

Michael Harney - Scientific-Atlanta Inc. – Senior VP, President Subscriber Networks

You are correct. I would say it probably different. The third generation box that I mentioned as our multi-room solution, that is the platform that will support the requirements for Cablevision.

Anton Wahlman - Needham & Company – Analyst

But it doesn’t need to be multi-room? It could be single room as well?

Michael Harney - Scientific-Atlanta Inc. – Senior VP, President Subscriber Networks

Absolutely.

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

That’s correct.

Anton Wahlman - Needham & Company – Analyst

And did I hear it correct you shipped 9,000 MQAMs in the quarter?

Dwight Duke - Scientific-Atlanta Inc. – Senior VP, President Transmission Network Systems

What we did was — we are doing between the subscriber system and — systems we shipped 9…as a total company we shipped 9,000.

Anton Wahlman - Needham & Company – Analyst

Okay. Also, in terms of ultimate cost premium of HDTV over standard definition, you went from the earliest design which was a daughter card to your 2000 HD to now being two separate chips and one mother board and eventually it might come down to one chip that both SD and HD. When will we get there and at that point will HD be just a few short dollars extra for HD at that point?

Michael Harney - Scientific-Atlanta Inc. – Senior VP, President Subscriber Networks

Actually, I would tell you from a perspective of just decompressing the video, whether it’s HD or SD we are probably already there. The issue, Anton, as you got to include the DVI output and then you have to include the 1394 output. We were still putting component outputs on the boxes even though we have the digital video output because everyone’s TVs don’t support it. Then if you start talking about the 8000 HD unit we put a drive in that’s twice as big, so it’s a 160 versus 80. But I think just on the silicon, we are probably there but it’s all this other stuff that drives up the cost.

Anton Wahlman - Needham & Company – Analyst

Interfaces so you ordered one single chip solution?

Michael Harney - Scientific-Atlanta Inc. – Senior VP, President Subscriber Networks

Yeah. I mean we have chips today that do both and probably don’t cost much more than the one that does just SD.

Anton Wahlman - Needham & Company – Analyst

OK. Final question just to clarify, sounded more complex than it is in terms of the Time Warner Cable order that you talked about, I wasn’t sure what you said there about it arriving late in the quarter but were going book it for the next two quarters? Were you trying to say you booked it in the quarter that just ended and will be shipped in the next two quarters?

Wallace Haislip - Scientific-Atlanta Inc. – Senior VP – Finance and Operations

What we said was we negotiated a three quarter deal starting in January, but because of our limitations, six month limitation backlog limitation, that we recorded only two of those three quarters in bookings for this quarter and then obviously we will record the third quarter in our most current quarter here.

Anton Wahlman - Needham & Company – Analyst

All right. That’s helpful. Thank you very much.

James McDonald - Scientific-Atlanta Inc. – Chairman, President and Chief Executive Officer

Sure.

Operator

Thank you. The next question is from Steve Levy. Announce your affiliation and pose your question.

Steve Levy - Lehman Brothers – Analyst

It’s Lehman Brothers. Just three quick questions here. First of all on the four 10% customers, could you give us an idea of how much they were combined for the quarter?

Wallace Haislip - Scientific-Atlanta Inc. – Senior VP – Finance and Operations

They combined were more than 50%.

Steve Levy - Lehman Brothers – Analyst

A lot more than 50?

Wallace Haislip - Scientific-Atlanta Inc. – Senior VP – Finance and Operations

More than 50.

Steve Levy - Lehman Brothers – Analyst

Okay. Second quick question is on the Japan opportunity, any chance they go straight to DVRs? Or DVRs coming really fast in that transition?

Michael Harney - Scientific-Atlanta Inc. – Senior VP, President Subscriber Networks

The current focus in Japan is high definition programming. My prediction is that worldwide DVR will be readily received. It’s going to take a little more time and so we have active programs right now for DVR products in the international space.

Steve Levy - Lehman Brothers – Analyst

Doesn’t sound like it’s any time soon in Japan?

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

You have to realize that they are just moving from analog to digital. And if you will roll out in that world, usually what you try to do is get digital penetration in volume first, kind of like what Cablevision did, and then you move to the advanced products later. They may want them, but generally the trend is you try to drive your digital penetration first.

Steve Levy - Lehman Brothers – Analyst

Right. But if you use the Cablevision example, the fact that Cablevision was really late, they accelerated things and now

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

You have to realize DVRs do cost more than nonDVR set tops, if you go for volume you will spend a lot more capital.

Steve Levy - Lehman Brothers – Analyst

I understand. Last question is, when you look at the 8000 and the HD gross margins, you said they improved and are still below corporate average. Do they ever get to the corporate average? Or is the storage —

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

We’d like to get them to the corporate average by driving more and more of the volume that way.

Steve Levy - Lehman Brothers – Analyst

Okay. So I guess the corporate average comes to them.

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

One or the other will happen, probably.

Steve Levy - Lehman Brothers – Analyst

Thanks, very much.

Operator

Thank you. Our next question is coming from Troy Peery. Please state your affiliation and pose your question.

Troy Peery - Oppenheimer and Company – Analyst

Hi, calling from Oppenheimer and Company. Can you hear me okay?

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

Sure.

Troy Peery - Oppenheimer and Company – Analyst

Great. Let me add my congratulations on the quarter.

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

Thank you.

Troy Peery - Oppenheimer and Company – Analyst

Couple quick questions. The 101,000 HDTV set tops that shipped, do you think it was a sustainable level or was it affected by seasonality and holiday purchases in the quarter?

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

Well, I will give you my judgment on this. I think if you look at the acceptance of HDTV, it seems to be growing, obviously. If you look at content availability, especially with sports content starting to come out, you can see what the drivers are, it’s significantly greater programming and you have much lower cost devices coming out. I think, while I’m not an expert in the HDTV market, the general trend would be that market is gaining momentum.

So if you look at the number I think Michael gave for December, it was 600 plus thousand in December. If you take that on a quarterly basis, you would probably say you are running a million and a half a quarter kind of base and cable subscribers versus total subscribers it’s about 70% of them. You can go through the math the same way any of us can but you can see HDTV acceptance is going to be a pretty sizable number. Early on a lot of people used them to basically feed them with DVDs, more people are hooking them up because a lot of the cable systems are having a lot of channels. So my personal view and most of what the people we talk to is HD is gaining momentum.

Troy Peery - Oppenheimer and Company – Analyst

Sure.

Wallace Haislip - Scientific-Atlanta Inc. – Senior Vice President-Finance and Operations

One comment I would make about that is that if you compare this quarter to previous quarters, in previous quarters the HD boxes have been dominated that we have shipped have been dominated by one or two customers. And the encouraging sign this quarter was that HD shipments were a very broad base — the number of customers were very broad based across a very large list of the major MSOs. It’s — the expansion of HD availability is expanding into nearly all of the MSOs.

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

What it probably won’t be linear because obviously the fourth quarter in the consumer electronics business is bigger than the first quarter.

Troy Peery - Oppenheimer and Company – Analyst

Lastly, with the strong backlog that you see of digital set tops, did you think there were any timing issues driving that in the quarter? Maybe kind of like in June where operators were placing orders for multiple quarters. Did you see that kind of pattern in December?

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

The only indication that we gave you is that obviously Time Warner, we negotiated one major deal with Time Warner which we negotiated a nine month deal and we booked two quarters. The rest of our orders were across the board from our large MSOs and they were related to on-going business.

Troy Peery - Oppenheimer and Company – Analyst

Okay, rather than timing. All right. Thank you so much.

Operator

Thank you. Our next question is coming from Nikos Theodosopolous is from UBS. Please state your question.

Nikos Theodosopolous - UBS Warburg – Analyst

I had a couple of questions. Roughly making a quick calculation, it looks like the ASP average selling price across the entire set top portfolio jumped meaningfully this quarter and that’s not surprising given the big ramp in the DVR and HD products. It looks like it went up in excess of 5% sequentially.

And your book-to-bill on those products was significantly higher as you mentioned before over one. So, the question is in the next quarter or two, as DVR becomes a bigger portion of the shipments, why wouldn’t the ASP go up again? I guess where I’m coming from there, is there anything from like the first quarter of the new year where there is a step down in your pricing due a new year? Have we been seeing the step down in pricing over the last few quarters and there is nothing unique about the beginning of the year.

That’s my question number one. And question number two is, what is your plan or what are your customers want you to do with the DVR boxes as more higher capacity hard drives are required in the future? Are they saying just give us a new box and we will mind the old box with less storage? Or are they asking for boxes that have the ability for hard drives to be swapped out either by them or by the consumer? Thank you.

Wallace Haislip - Scientific-Atlanta Inc. – Senior Vice President-Finance and Operations

With regard to pricing, we don’t give out what the average price is. You are correct in that with the mix change toward DVR, the average prices of all set tops did go up during the quarter. With regard to the future, we do not — we obviously do not give guidance and we don’t give guidance to what is going to happen to prices, but I would indicate per your question here we do have price declines. They happen every quarter on a customer-by-customer basis.

We just finished negotiating the Time Warner contract and obviously negotiations are a pricing decision. And we have negotiations with other customers during the quarter. So, yes, during the quarter several of our major MSOs will have price changes and that occurs every quarter for several MSOs. We have to figure out that element plus what the mix of DVRs are going to be next quarter in order to understand what would happen to the average price.

Michael Harney - Scientific-Atlanta Inc. – Senior VP, President Subscriber Networks

I will answer the product question. The one comment on the ASPs. It’s not only the mix of 8000s. It’s the mix of 8000 HDs and one of the things people confuse themselves about is they assume that every DVR subscriber will want HD and that’s really not what we see from our now third survey. What we see I think because of the way cable is offering the product, is that pretty much the entire subscriber base is very interested in DVR.

And it’s not just the high end income people or anything like that. It’s everyone. But it’s probably true that an HD subscriber would want DVR. You have to watch both of those. On the product side, the customers are obviously very interested in the multi-room product. Which we were to set the — I think if you went around the show and looked at all of the solutions associated with multi-room video entertainment, the one that we are working on and will have soon is probably the most compelling.

Two, on the hard drive, we had already been working on this. But they are asking for external hard drives. And we were implementing in that third generation product a serial ATA interface which seems to be where the hard drive manufacturers are going. And in a extreme case they would try to work a model where the consumer bought the drive and that they would have a small drive in the 8000 or perhaps a no drive in the 8000. I think old cable guys are all nervous about that model because a number of reasons, but we are doing that.

We are also getting a lot of interest currently as you might guess in including the DVD capability. Both internally and externally. There are content issues associated with that. But I think those products are starting to show up in the market already and so we will have to work through that as an industry.

And then finally they are getting quite fascinated with these personal media players. And we have customers quite interested in downloading material that is already on the hard disk to this personal media player either over that serial ATA interface or 1394 interface or even a USB interface, so that’s an example of things we’re looking at.

Nikos Theodosopolous - UBS Warburg – Analyst

Just one quick follow-up. Historically the ASP has declined on the newer boxes in the first few years, 15%, a little bit more maybe, but is there anything to say that there is anything unusual about the DVR and HDs that would be different than in the past?

Wallace Haislip - Scientific-Atlanta Inc. – Senior Vice President-Finance and Operations

We don’t see anything unusual, no. As we introduced the product, we are obviously challenged by our customers to get pricing and cost down as quickly as possible. And this is the same in this product as it has been in previous products.

Nikos Theodosopolous - UBS Warburg – Analyst

Thank you.

James McDonald - Scientific-Atlanta Inc. – Chairman, President and Chief Executive Officer

Of course, the math between the price, the cost and the volume, you need all three pieces to solve the equation.

Nikos Theodosopolous - UBS Warburg – Analyst

Right. Okay, thanks.

Operator

Thank you. Our next question is coming from Jeff Shelton. Please state your affiliation and pose your question.

Jeff Shelton - Deutsche Banc – Analyst

Thanks, Deutsche Banc. Charter announced that its Long Beach system was simulcasting all of its channels in digital. First, can you comment in general on this strategy and second, do you have plans to introduce low end $35 to $50 digital set top box that would generally be required by the MSOs to make the final move to an all digital system?

James McDonald - Scientific-Atlanta Inc. – Chairman, President and Chief Executive Officer

I will start with the second part of it and I will let Dwight handle the other one. If you look at the gross to net cable, you find it’s somewhere around 3.5 million gross subscribers happen in each quarter and wind up netting out about a million of them. What you would find is that given that ratio, if 40% of your customers take DVRs or take HD versions of this DVR or HD by themselves, what it says is you are just going to over time reapply it. Of course, it’s a very expensive proposition to go from an average penetration rate of about 35% digital right now to put into digital set tops in front of everybody’s house. We are not getting pushed by the customers to do anything like that.

Dwight Duke - Scientific-Atlanta Inc. – Senior VP, President Transmission Network Systems

On the network side, as we mentioned in the — as I mentioned in the call, we have products that actually serve the purpose of the network side to help the conversion from analog to digital. If you look right now, we were the economics shake out is where the systems and what have low homes per mile, the converting to digital, the math is starting to make some sense. So there is going to be — there will be multiple solutions to this problem but definitely where there is low dense areas this has some viability.

Jeff Shelton - Deutsche Banc – Analyst

And second question, is there still a retail set top strategy by the cable operators, or is that put on hold? I guess specifically for the HD version.

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

I think for most of them it doesn’t have anything to do with retail so much. It’s about the effectiveness of the channel and the cost of the channel. So for some of the customers that have, for example, put HD in there, they decided to bring it mostly in-house because they weren’t getting the success rate versus satellite that they needed. So doing retailing, you can either retail the box, retail the service or retail both of them, that’s not really the issue. It’s the cost and the effectiveness of the channel. If you look at subscriber acquisition cost for satellite it’s over $500. And if you look at subscriber acquisition cost for cable it’s well over a magnitude below that.

Jeff Shelton - Deutsche Banc – Analyst

Thanks.

Operator

Our next question is coming from Tal Liani. Announce your affiliation and pose your question.

Tal Liani - Merrill Lynch – Analyst

Hi. Tal Liani of Merrill Lynch. Jim, how are you today. I have three quick questions. The first question is the Cablevision contract expired sometime at the end of ‘03 and I don’t know if you provided information about the extension contract. The second question is about –

James McDonald - Scientific-Atlanta Inc. – Chairman, President and Chief Executive Officer

I think the first one is — I will look around the room but I don’t think that’s accurate.

Tal Liani - Merrill Lynch – Analyst

As far as I remember, maybe I’m wrong, but last time —

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

You may be confused an order with a contract.

Tal Liani - Merrill Lynch – Analyst

The big order you had.

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

Yeah, orders basically customer orders through different phases. And as they take delivery on the order, then we get into discussions on other orders.

Tal Liani - Merrill Lynch – Analyst

Okay. As far as I remember same time the year last year, you had like multiple quarter big order from Cablevision. Is this something you will announce every time you have — like you announced on AOL or?

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

If we think it’s material to the shareholders, we will make an announcement. If we believe it’s significant and the best interest of the shareholders to do it, we will do it if necessary.

Tal Liani - Merrill Lynch – Analyst

Second question is DVR is increasing the penetration, what are the thoughts of the MSOs about the fact that the end of the day people use DVRs for time shifting but also to skip commercials. Is it going to hurt other types of the revenues and has there been actually any discussion in the industry about the other implications beyond the customer’s satisfaction of DVR?

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

My guess is that probably the best person to ask that question is for is the customers themselves. But I would tell you that satellite guys are aggressively deploying this technology and I’m sure our customers are responding to the competitive pressures of the marketplace.

Tal Liani - Merrill Lynch – Analyst

OK. Thank you.

Operator

Thank you. Follow-up question from Alan Bezoza.

Alan Bezoza - Friedman, Billings & Ramsey – Analyst

One follow-up. Sorry to keep the call so long. But when you talk about the high definition DVR with the ASPs where they are and the ability to store HD content limited given the 80 gig hard drive (stores about 10 hours), you can continue to increase storage. Do you think when you start talking about HD, on demand belongs in the server as opposed to the edge. I like the way you characterized on-demand Jim earlier, as either on a edge base service or server based service. Depends on how you look at it.

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

I will let Michael answer. One the things to think about is over time using these two services to selectively three complement each other is probably the right decision. Because as you get distributed storage out in the consumer’s home, he will want more and more segmented content. So you can use the system base stuff to drive individual content to individual devices. I think the advantage of the distributed hard drive is it will allow you to perform the function for the analog channels. So from the consumer standpoint you will get a big push there. Over time I don’t think there is a question if you want to try to use these two services together. Michael?

Michael Harney - Scientific-Atlanta Inc. – Senior VP, President Subscriber Networks

No, I think that’s right. The only thing I would add is obviously the operator if they have exclusive content that is only available from the network they could complement that DVR unit quite nicely. What the DVR units are used for mostly now is taking stuff that’s already on the network and then repositioning it, time shifting it for the consumers. I think it’s a very liable channel. They need to work on getting access to content earlier and we have quite a few initiatives that were involved with — that have to do with copy protection both with the analog interfaces and the digital interfaces and all of the initiatives are essentially to help our customers work with their content partners to get better deals.

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

I’m sure you probably saw the AOL announcement this week where they are basically going to allow you to stream movies down to PCs and they will give you a limited number of PCs and give you time to watch all this. Well, over time the cable customers may decide to deliver specific content to these devices.

Alan Bezoza - Friedman, Billings & Ramsey – Analyst

Right. And the ASPs are concerned with the high definition boxes. I remember you said you — it was over 500. Is that still the case?

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

Where they start and how they go, HD will go the same version and we will aggressively work on the cost part of it. I’m not sure. Wally?

Wallace Haislip - Scientific-Atlanta Inc. – Senior VP – Finance and Operations

I think that as we have indicated before and as this quarter that the prices of HD, the 8000 HD product was around the $500,000 level. $500.

Alan Bezoza - Friedman, Billings & Ramsey – Analyst

Love that one?

Wallace Haislip - Scientific-Atlanta Inc. – Senior VP – Finance and Operations

Yeah.

Alan Bezoza - Friedman, Billings & Ramsey – Analyst

And you think they will trend down in a similar fashion?

Wallace Haislip - Scientific-Atlanta Inc. – Senior VP – Finance and Operations

They will trend down just like the other products.

James McDonald - Scientific-Atlanta Inc. – Chairman, President and Chief Executive Officer

One major factor in it is storage and obviously storage is moving down a pretty good price performance curve.

Alan Bezoza - Friedman, Billings & Ramsey – Analyst

Right. Okay. Thanks.

Operator

Thank you. Our final question is a follow-up from Jason Ader with Thomas Wiesel.

Jason Ader - Thomas Weisel Partners – Analyst

Two quick final things. In the 350,000 backlog, for 8000s, can you tell us some ideas how many were HDs and second of all, maybe from Michael, your comment I thought was interesting on everybody who is going to want HD is probably going to want DVR, does that mean the HD stand alone product we should be modeling going down over time?

Wallace Haislip - Scientific-Atlanta Inc. – Senior Vice President-Finance and Operations

I will answer the first part and Michael will answer the second part. With regard to the backlog of 350,000, consistent with what you saw this quarter we shipped 260,000 boxes and 10,000 of them were HDs. There is no significant amount of the 350,000 unit backlog is that HD.

Jason Ader - Thomas Weisel Partners – Analyst

So same kind of percentages?

Wallace Haislip - Scientific-Atlanta Inc. – Senior Vice President-Finance and Operations

Quite frankly don’t know the exact amount, but it is not a very large amount.

James McDonald - Scientific-Atlanta Inc. – Chairman, President and Chief Executive Officer

We just made the HD version available. It will take time to figure out what the ratios are.

Jason Ader - Thomas Weisel Partners – Analyst

And second question?

Michael Harney - Scientific-Atlanta Inc. – Senior VP, President Subscriber Networks

Yeah, from the standpoint you are modeling, yes, the 8000 HD will erode the lower end HD volume. I think that is fine. I think it’s good for everybody. It will be a product the consumer is going to like more. It’s a product where the cable operator can make an additional $10 and of course we love to sell boxes again. But, yes, I think you should model it that way.

Jason Ader - Thomas Weisel Partners – Analyst

Thank you.

James McDonald - Scientific-Atlanta Inc. – Chairman, President, CEO

That’s all the questions. We certainly appreciate you all joining us this evening. If you have additional comments, Wally and Tom will be available to get your questions. If you get them to Tom, we will be glad to get them answered. Have a good evening and thank you for joining us.

Operator

This does conclude today’s conference call. You may disconnect your phone lines at this time and have a wonderful day.

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this document. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements (Exhibit 99.1 to the company’s most recent Form 10-Q), which statements are incorporated into this news release by reference.

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